Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
Record Sales and Substantial Profit Increase for 2009

FOR IMMEDIATE RELEASE
March 31, 2009

BARRINGTON, IL, March 31, 2009 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2008, as well as for the three months ended December 31, 2008.

Year End Results

For the year ended December 31, 2008, consolidated net sales totaled $44,981,000 compared to consolidated net sales of $36,510,000 for the year ended December 31, 2007, an increase of 23.2%.  For the year, CTI achieved net income of $1,154,000 or $0.42 per share (basic) and $0.40 per share (diluted).  During the year ended December 31, 2007, CTI had a net income of $82,000, representing $0.03 per share (basic and diluted).

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2008 were $9,832,000 compared to consolidated net sales of $10,299,000 for the fourth quarter of 2007.  CTI had net income of $121,000 or $0.04 per share (basic and diluted) for the fourth quarter of 2008 compared to net income of $125,000 or $0.05 per share (basic and diluted) for the fourth quarter of 2007.

Key Factors

During 2008, CTI experienced an increase in revenues of more than 23.2% over 2007 revenues.  The largest component of that increase was the increase in sales of pouches for consumer applications.  For the year, sales of pouches totaled $10,893,000 compared to $4,938,000 in 2007.  Most of this increase resulted from sales of a vacuumable pouch product marketed by S.C. Johnson & Son, Inc. under their brand ZipLoc.

Sales of CTI’s other product lines also increased during 2008:

•	Metalized balloons increased by 10.2% from $15,998,000 in 2007 to $17,629,000 in 2008;
•	Latex balloon sales increased by 10.9% from $6,853,000 in 2007 to $7,597,000 in 2008;
•	Sales of commercial films increased by 4.7% from $7,846,000 in 2007 to $8,212,000 in 2008.

Gross margin levels declined in 2008 to 22.95% from 23.79% in 2007.  This decline came principally as a result of increased costs of raw materials, including plastic sheeting, resin and latex.  Toward the end of 2008 and into 2009, the cost of these raw materials has reduced significantly from the highest levels they reached during mid-2008.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$180,578	$483,112
Accounts receivable, (less allowance for doubtful	5,821,593	5,950,551
accounts of $39,000 and $312,000 respectively)
Inventories, net	10,504,769	9,700,618
Net deferred income tax asset	674,872	1,014,451
Prepaid expenses and other current assets	506,225	651,969

Total current assets	17,688,037	17,800,701

Total property, plant and equipment, net	10,575,982	10,096,155

Total other assets	1,724,172	1,427,279

TOTAL ASSETS	$29,988,191	$29,324,135

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	16,222,180	16,483,109
Total long-term liabilities, less current maturities	6,018,655	6,237,190

Minority interest	12,756	12,534

Total stockholders' equity	7,734,600	6,591,302

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$29,988,191	$29,324,135

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2008	2007	2008	2007
Net sales	$44,980,674	$36,509,710	$9,832,048	$10,299,283
Cost of sales	34,658,271	27,825,493	7,496,480	7,879,631
Gross profit	10,322,403	8,684,217	2,335,568	2,419,652

Operating expenses:
General and administrative	5,375,526	5,211,470	1,311,912	1,288,897
Selling	886,391	753,571	176,195	161,277
Advertising and marketing	1,677,900	1,474,289	413,016	461,428

Total operating expenses	7,939,817	7,439,330	1,901,123	1,911,602

Income from operations	2,382,586	1,244,887	434,445	508,050

Other income (expense):
Interest expense	(1,031,457)	(1,285,964)	(232,146)	(309,637)
Other	50,003	173,510	(17,118)	8,028

Total other expense	(981,454)	(1,112,454)	(249,264)	(301,609)

Income before income taxes and minority interest	1,401,132	132,433	185,181	206,441

Income tax expense	246,779	50,673	64,454	81,726

Income before minority interest	1,154,353	81,760	120,727	124,715

Minority interest in loss (income) of subsidiary	222	(138)	(18)	(35)

Net income	$1,154,131	$81,898	$120,745	$124,750

Income applicable to common shares	$1,154,131	$81,898	$120,745	$124,750

Basic income per common share	$0.42	$0.03	$0.04	$0.05

Diluted income per common share	$0.40	$0.03	$0.04	$0.05

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,763,017	2,346,126	2,808,720	2,555,580

Diluted	2,898,681	2,589,960	2,843,196	2,648,434